MANHATTAN MINERALS CORP.
NEWS RELEASE

November 19, 2004	Toronto Stock Exchange
Trading Symbol : MAN

MANHATTAN ARRANGES LOAN FACILITY

Manhattan Minerals Corp. (the "Company") is pleased to announce it has arranged, subject to regulatory approval, a $300,000 credit facility with Quest Capital Corp. of Vancouver, British Columbia.

The principal terms of the loan facility are:

  Term: the facility will mature on May 31, 2005;
  Interest: 12% per annum, compounded monthly;
  Security: a general security interest over all of the Company's assets;
  Bonus: a bonus of 530,000 common shares is payable on closing; and
  Use of Proceeds: the funds will be used for working capital purposes only.

The loan facility, and issuance of the bonus shares thereunder, are subject to regulatory approval.

The Company is currently negotiating for the joint venture or sale of its Peruvian mineral property assets and expects the Quest Capital Corp. loan facility will provide the Company with adequate working capital over the next several months to finalize a transaction.

For further information please contact:

Peter J. Guest
President and CEO

Tel: (604) 669-3397
www.manhattan-min.com

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